Exhibit 99.2

 “COSI”, “(SUN & MOON DESIGN)” and related marks are registered trademarks of Cosi, Inc. in the U. S. A. and certain other countries. © 20015 Così, Inc. All rights reserved.   *  Q2 2015 Investor Teleconference  Supplemental InformationJune 29, 2015

Q2 2015 Teleconference Agenda

- Introductory Comments
- Financial Results
  - o Slide 3 – Restaurant Margin Performance Q2
  - o Slide 4 – Reconciliation of Non-GAAP Measures To Net Income Q2
- Questions and Answers

"COSI", "(SUN & MOON DESIGN)" and related marks are registered trademarks of Cosi, Inc. in the U. S. A. and certain other countries. © 20015 Cosi, Inc. All rights reserved

2

Restaurant Margin Performance – Q2

	U.S. Dollars in Thousands [1]						
	13 Weeks Ended June 29, 2015			13 Weeks Ended June 30, 2014			Margin Change [1]
Restaurant Net Sales	$	24,027	100.0%	$	20,007	100.0%	---
Comp Sales %		2.1%			-7.5%		
Cost of Food and Beverage	$	6,514	27.1%	$	5,122	25.6%	150 Basis Points Increase
Gross Profit	$	17,513	72.9%	$	14,885	74.4%	150 Basis Points Decrease
Labor and Related Benefits	$	8,588	35.7%	$	7,432	37.1%	140 Basis Points Decrease
Other Operating Expenses	$	3,753	15.6%		2,794	14.0%	170 Basis Points Increase
Controllable Contribution	$	5,172	21.5%	$	4,659	23.3%	180 Basis Points Decrease
Occupancy Costs	$	4,779	19.9%		4,284	21.4%	150 Basis Points Decrease
Restaurant Cash Flow	$	393	1.6%	$	375	1.9%	30 Basis Points Decrease

[1] Due to Rounding, some percentages might not foot.

3

"COSI", "(SUN & MOON DESIGN)" and related marks are registered trademarks of Cosi, Inc. in the U. S. A. and certain other countries. © 20015 Così, Inc. All rights reserved

“COSI”, “(SUN & MOON DESIGN)” and related marks are registered trademarks of Cosi, Inc. in the U. S. A. and certain other countries. © 20015 Così, Inc. All rights reserved. .   *   Reconciliation of Non-GAAP Measures To Net Income    13 Weeks Ended    13 Weeks Ended    June 29, 2015    June 30, 2014          Restaurant Net Sales   $ 24,027      $ 20,007   Cost of Food and Beverage   $ 6,514      $ 5,122   Labor and Related Benefits   $ 8,588      $ 7,432   Occupancy and Other Operating Expenses   $ 8,532      $ 7,078   Restaurant Cash Flow   $ 393      $ 375           Franchise Fees and Royalties   $ 422      $ 663           General and Administrative Expenses   $ 3,181      $ 3,685   Depreciation and Amortization   $ 846      $ 601   Provision For Losses On Asset Impairments and Disposals   $ -      $ 120   Closed Store Costs   $ 52      $ 95   Lease Termination Expense    $ 142      $ 1,174   Loss On Sale of Fixed Assets   $ -      $ (50)          Operating Loss   $ (3,406)     $ (4,587)          Interest Expense   $ (313)     $ (239)  Debt Issuance Amortization   $ (165)     $ -   Other Income, net   $ 10      $ 12           Net Loss   $ (3,874)     $ (4,814)          EPS   $ (0.17)     $ (0.27)